Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. to Sell Cogenics Division to Beckman Coulter, Inc.
NEWTON, Mass. and ORANGE COUNTY, Calif.,— April 1, 2009 — Clinical Data, Inc. (NASDAQ: CLDA) and Beckman Coulter, Inc. (NYSE: BEC) announced today that the companies have signed a definitive agreement for Beckman Coulter to acquire Clinical Data’s Cogenics division, a global leader in outsourced genomics services, for approximately $17.0 million. The sale will complete a key element of Clinical Data’s strategic initiative to monetize non-core assets and focus resources on advancing the Company’s two late-stage targeted therapeutic programs. The acquisition of Cogenics complements Beckman Coulter’s Agencourt Biosciences’ business, which delivers genomic services and nucleic acid purification products, and expands its reach into new territories.
“We expect the combination of Beckman Coulter’s Agencourt business with Cogenics will create a leading global genomic service business with a wide range of services arrayed on multiple technology platforms,” said Susan Evans, Vice President and General Manager of Agencourt. “We are excited about the new opportunities and confident that these combined offerings will enable us to meet the full spectrum of service requirements — sequencing, genotyping, gene expression, and DNA and RNA extraction — for researchers around the world.”
Under terms of the agreement, Clinical Data will receive approximately $15.4 million at the closing, which is expected in April. In addition, Clinical Data expects to retain approximately $2.0 million in cash from Cogenics immediately prior to the sale. In exchange, Beckman Coulter will acquire all of Cogenics’ operations in the U.S., UK, Germany and France.
“This important transaction represents an integral part of our strategic plan to focus our resources on developing targeted therapeutics and advancing proprietary biomarker programs,” said Drew Fromkin, President and CEO of Clinical Data. “The sale of Cogenics to Beckman Coulter also creates substantial near-term value and cost savings through the divestiture of a non-core program as we approach the completion of our Phase III registration trial of vilazodone, expected in the second calendar quarter of 2009. We are confident that Beckman Coulter’s Agencourt business, which is already widely recognized for high quality genomics services, will build upon the success of Cogenics in delivering the industry’s most innovative solutions to a growing list of customers.”
Cogenics’ genomics solutions span current and next generation sequencing, gene expression, clinical and non-clinical genotyping, biomanufacturing support, nucleic acid extraction and biobanking for both research and regulated environments. Cogenics’ customers include leading pharmaceutical and biotechnology companies, US National Institutes of Health agencies, government and academic researchers in the international life science community, and major agricultural companies and agencies.

About Clinical Data, Inc.
Clinical Data is a global biotechnology company unlocking the potential of genomic discovery, From Targeted Science to Better Healthcare®. The Company’s PGxHealth® division is utilizing its biomarker expertise and intellectual property to develop and commercialize targeted therapeutics, as well as pharmacogenetic tests that detect serious diseases to help predict drug safety and efficacy, thereby improving health while reducing costs. Clinical Data continues to leverage advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and payors worldwide. To learn more, please visit the Company’s website at www.clda.com.
About Beckman Coulter and Agencourt BioScience
Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represents approximately 78 percent of the company’s 2008 annual revenue of $3.1 billion. For more information, visit www.beckmancoulter.com. Agencourt Bioscience Corporation, a wholly owned subsidiary of Beckman Coulter, is a leading provider of nucleic acid purification products and genomic services for life science research. Agencourt Genomic Services is the world’s leading commercial sequencing facility, offering both Sanger and next generation capabilities.
CONTACT INFORMATION:
Theresa McNeely
Vice President
Corporate Communications
Clinical Data, Inc.
617-527-9933 x 3373
General Business Inquiries
617-527-9933 x 3388
Cynthia Skoglund
Investor Relations
Beckman Coulter, Inc.
714.773.7620
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Press Release contains certain forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “believes”, “will”, “may”, “could”, “anticipates” and similar expressions are intended to identify forward-looking statements. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Clinical Data’s and Beckman Coulter’s management and are subject to significant risks and uncertainties beyond the control of management. Forward-looking statements speak only as of the date they are made, and neither Clinical Data nor Beckman Coulter undertake to update such statements other than as required by federal securities laws.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed acquisition of Cogenics will not be realized, or will not be realized within the expected time period; the risk that the Cogenics business will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Clinical Data’s and Beckman Coulter’s ability to accurately predict future market conditions; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found for each company in Clinical Data’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, Beckman Coulter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, respectively and each company’s other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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